EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Amendment No. 1 to Registration Statement No. 333-179124 on Form S-4 of our report dated April 30, 2010 relating to the consolidated financial statements of Perfumania Holdings, Inc. and Subsidiaries as of and for the year ended January 30, 2010 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” and “Experts” in such Prospectus.

/s/ Deloitte & Touche, LLP
Deloitte & Touche, LLP

Jericho, New York

February 23, 2012